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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934

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WESTIN HOTELS LIMITED PARTNERSHIP

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[WESTIN HOTELS LIMITED PARTNERSHIP LETTERHEAD]

October 21, 2004

Dear Limited Partners:

     We are pleased to inform you that on October 18, 2004, The Westin Chicago Limited Partnership (“WCLP”), a subsidiary of Westin Hotels Limited Partnership (“WHLP”), signed a definitive agreement to sell the 751-room Westin Michigan Avenue hotel, located in Chicago, Illinois, to an affiliate of J.E. Robert Companies for $137 million in cash, subject to certain purchase price adjustments. If the sale is completed, subject to certain assumptions, we estimate that the proceeds ultimately available for distribution to the limited partners will be approximately $885 per unit. A portion of the sale proceeds will be retained in a cash reserve to satisfy contingent liabilities and expenses of WHLP and WCLP. We expect that a substantial portion of the net sale proceeds will be distributed to limited partners promptly after the closing of the sale transaction.

     As a result of a marketing process conducted by Jones Lang LaSalle Hotels, a nationally recognized broker, WCLP entered into a definitive agreement to sell the hotel to the affiliate of J.E Robert Companies. J.E. Robert Companies is a global real estate investment management company with over 23 years of experience in sourcing, underwriting, and managing a broad spectrum of real estate, debt products and equity investments in North America and Europe. Their private equity funds currently have capital commitments totaling more than $2.0 billion and, together with their financial partners, have made total investments of approximately $5.8 billion.

     WHLP has received a fairness opinion from Houlihan Lokey Howard & Zukin Financial Advisors, Inc. stating that the consideration to be received by WCLP in connection with the sale is fair, from a financial point of view, to the limited partners of WHLP.

     The sale is subject to the consent of a majority of the outstanding limited partnership units of WHLP and other customary closing conditions. There is no financing condition to the closing of the sale. In the next few weeks we intend to seek your consent by mailing you a Consent Solicitation Statement that will contain additional information regarding the proposed sale as well as background information regarding the transaction. Assuming a majority of limited partners consent to the sale, we hope to close the sale transaction during the first quarter of 2005.

     A copy of the press release announcing the transaction is enclosed. We will continue to keep you informed of the process. If you have any questions, please call D.F. King & Co., Inc., toll-free at 1-888-605-1957.

Very truly yours, WESTIN REALTY CORP. General Partner
/s/ Alan M. Schnaid
Alan M. Schnaid
Vice President

This letter is not a solicitation of the consent of any limited partner of WHLP and is for informational purposes only. The solicitation of limited partner consents will be made pursuant to a Consent Solicitation Statement on Schedule 14A which will be filed with the SEC in the near future. This Consent Solicitation Statement will be furnished to the limited partners of WHLP and will be available for free at the SEC’s website at www.sec.gov or from WHLP. The General Partner strongly advises all limited partners of WHLP to read the final, definitive Consent Solicitation Statement when it is available because it will contain important information about the proposed sale of the hotel, the General Partner and WHLP.

Certain statements contained in this letter constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements regarding the intent, belief or current expectations of WHLP or WCLP or their respective general partners and their officers or directors with respect to the matters discussed in this release. All such forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those projected in the forward-looking statements, including, without limitation, the risks and uncertainties associated with the following: (a) the ability to obtain limited partner consent to the sale and the satisfaction of the other closing conditions; (b) a delay in the closing of the sale of the hotel; (c) the amount of any purchase price adjustments required by the definitive agreement; (d) the timing and amount of the distribution proceeds to limited partners after the closing of the sale of the hotel and the amount of proceeds that will be available for distribution to limited partners; and (e) the other risks and uncertainties described in WHLP’s public filings with the SEC. WHLP undertakes no obligation to publicly update or revise any forward-looking statement to reflect current or future events.

WESTIN HOTELS LIMITED PARTNERSHIP ANNOUNCES
SALE OF WESTIN MICHIGAN AVENUE HOTEL FOR $137 MILLION

     Chicago – October 19, 2004 – Westin Hotels Limited Partnership (“WHLP”) announced today that on October 18, 2004, The Westin Chicago Limited Partnership (“WCLP”), a subsidiary of WHLP, signed a definitive agreement to sell the 751-room Westin Michigan Avenue hotel, located in Chicago, Illinois, to JER Partners Acquisitions III, LLC (“JER Acquisitions”) for $137 million in cash, subject to certain purchase price adjustments.

     The sale is subject to the consent of a majority of the limited partners of WHLP and other customary closing conditions. There is no financing condition to the closing of the sale. If the sale is completed, the general partner of WHLP estimates that the proceeds ultimately available for distribution to the limited partners will be approximately $885 per unit. A portion of the sale proceeds will be retained in a cash reserve to satisfy contingent liabilities and expenses of WHLP and WCLP.

     The general partner of WCLP retained Jones Lang LaSalle Hotels, a nationally recognized broker, to market the hotel and commenced the formal marketing in June 2004. Over the last few months the general partner solicited bids from interested parties and selected a bidder to negotiate with on an exclusive basis. As a result of that process, WCLP entered into a definitive agreement to sell the hotel to JER Acquisitions. At the time the sale agreement was entered into, an affiliate of Starwood Hotels & Resorts Worldwide, Inc. entered into an agreement with JER Acquisitions to vote such affiliate’s approximately 24.9% ownership interest in WHLP in favor of the transaction. WHLP has received a fairness opinion from Houlihan Lokey Howard & Zukin Financial Advisors, Inc. stating that the consideration to be received by WCLP in connection with the sale is fair, from a financial point of view, to the limited partners of WHLP.

     The hotel, located at the north end of the famous “Magnificent Mile,” is a first-class hotel located in a premier central, urban location, providing guests with convenient access to Chicago’s business districts, shopping areas, fine restaurants and cultural attractions. The hotel will continue to be managed under the Westin flag by a subsidiary of Starwood Hotels & Resorts Worldwide, Inc. after the closing of the sale.

     JER Acquisitions is an affiliate of JER Partners, which in turn is the private equity investment arm of the J.E. Robert Companies, a global real estate investment management company with over 23 years of experience in sourcing, underwriting, and managing a broad spectrum of real estate, debt products and equity investments in North America and Europe. The JER Partners private equity funds currently have capital commitments totaling more than $2.0 billion and, together with their financial partners, have made total investments of approximately $5.8 billion.

     More information regarding the sale of the hotel and further discussion of the definitive agreement will be contained in WHLP’s Consent Solicitation Statement on Schedule 14A which will be filed with the Securities and Exchange Commission (the “SEC”) in the near future and will be available at the SEC’s website at www.sec.gov.

Cautionary Information Regarding Forward-Looking Statement

     Certain statements contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements regarding the intent, belief or current expectations of WHLP or WCLP or their respective general partners and their officers or directors with respect to the matters discussed in this release. All such forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those projected in the forward-looking statements, including, without limitation, the risks and uncertainties associated with the following: (a) the ability to obtain limited partner consent to the sale and the satisfaction of the other closing conditions; (b) a delay in the closing of the sale of the hotel; (c) the amount of any purchase price adjustments required by the definitive agreement; (d) the timing and amount of the distribution proceeds to limited partners after the closing of the sale of the hotel and the amount of proceeds that will be available for distribution to limited partners; and (e) the other risks and uncertainties described in WHLP’s public filings with the SEC. WHLP undertakes no obligation to publicly update or revise any forward-looking statement to reflect current or future events.

     For further information please contact Nancy DeMarino at Phoenix American Financial Services, Inc., WHLP’s investor relations manager, at 1-800-323-5888.

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